CITIZENS & NORTHERN CORPORATION — FORM 10-Q
EXHIBIT 10.3
CITIZENS & NORTHERN CORPORATION
1995 STOCK INCENTIVE PLAN (As Amended)
RESTRICTED STOCK AGREEMENT
RESTRICTED STOCK AGREEMENT dated as of the 3rd day of January, 2008, by and between Citizens & Northern Corporation (the “Corporation”) and                     , an employee of the Corporation or of a subsidiary (the “Recipient”).
Pursuant to the Citizens & Northern Corporation 1995 Stock Incentive Plan (the “Plan”), as amended, the Compensation Committee of the Board of Directors (the “Committee”) has determined that the Recipient is to be granted, on the terms and conditions set forth herein, ___Restricted Shares of the Corporation’s common stock and hereby grants such Restricted Shares. It is intended that the Restricted Shares qualify as an “Incentive Stock Option” within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended (the “Code”).
1.	Number of Shares and Price. Restricted Stock shall consist of shares of Stock that will be acquired by and issued to the Recipient at a designated time approved by the board of directors, for no purchase price, and under and subject to such transfer, forfeiture and other restrictions, conditions or terms as shall be determined by the Committee, including but not limited to prohibitions against transfer and substantial risks of forfeiture within the meaning of Section 83 of the Code,

2.	Rights of Recipient. Except as otherwise provided in the Plan or the Restricted Stock Agreement, a Recipient of shares of Restricted Stock shall have all the rights as does a holder of Stock, including without limitation the right to vote such shares and receive dividends with respect thereto; however, during the time period of any restrictions, conditions or terms applicable to such Restricted Stock, the shares thereof and the right to vote the same and receive dividends thereon shall not be sold, assigned, transferred, exchanged, pledged, hypothecated, encumbered or otherwise disposed of except as permitted by the Plan or the Restricted Stock Agreement. Cash dividends shall be paid out and shall not participate in Dividend Reinvestment. Stock dividends resulting in whole shares shall be added to the shares held in the Restricted Account and shall be distributed to the Recipient with subsequent distributions of any Award for which they accrued. Partial shares that result from any stock dividend shall be paid to the Recipient in cash at the time of the payment of the stock dividend. If the Restricted Shares expire prior to the satisfaction of performance standards set forth in section 4 or due to forfeiture as set forth in section 5, all shares accrued by virtue of stock dividends shall be forfeited.

3.	Holding of Restricted Shares. Each certificate for shares of Restricted Stock shall be deposited with the Secretary of the Corporation, or the office thereof, and shall bear a legend in substantially the following form and content:

This Certificate and the shares of Stock hereby represented are subject to the provisions of the Corporation’s Stock Incentive Plan and a certain agreement entered into between the owner and the Corporation pursuant to said Plan. The release of the Certificate and the shares of Stock hereby represented from such provision shall occur only as provided by said Plan and Agreement, a copy of which are on file in the office of the Secretary of the Corporation.

Upon the lapse or satisfaction of the restrictions, conditions and terms applicable to such Restricted Stock, a certificate for the shares of Stock free thereof with such legend shall be issued to the Recipient.

4.	Release and Lapse of Restricted Shares. One-third of the total shares will be distributed on the anniversary date of this award based on the Recipient’s satisfactory performance of his or her job and the Corporation’s attainment of an earnings-based performance standard. For the first year of this award, the performance standard will be based on achieving 100% or more of the Return on Equity of a defined peer group of bank holding companies, herein defined (adjusting for the difference between the Corporation’s and the peer group’s equity to asset ratios), for the four consecutive calendar quarters ending with the third quarter of each calendar year following the Award Date, until all Restricted Shares awarded herewith are distributed. If all the Restricted Shares awarded by this agreement are not distributed within the ten (10) year period following the date of this Agreement, they shall expire and revert back to the Corporation. No partial shares may be released, thus an amount equal to the next whole share amount will be released subject to the specified performance criteria at each anniversary. The shares released may be in certificate form, or may

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CITIZENS & NORTHERN CORPORATION — FORM 10-Q
be directed to be held in a custodial account designated by the Recipient. The peer group of holding companies to be used for this award is as follows:

Bank Holding Company
Citizens & Northern Corporation	First Keystone Corporation
ACNB Corporation	First National Community Bancorp Inc.
American Bank Incorporated	Franklin Financial Services Corporation
AmeriServ Financial, Inc.	IBT Bancorp, Inc.
Bryn Mawr Bank Corporation	Leesport Financial Corp
CNB Financial Corporation	Orrstown Financial Services, Inc.
Chemung Financial Corporation	Penns Woods Bancorp, Inc.
Citizens Financial Services, Inc.	Penseco Financial Services Corporation
Comm Bancorp, Inc.	QNB Corp
Fidelity D & D Bancorp, Inc.	Republic First Bancorp, Inc.
First Chester County Corporation	Royal Bancshares of Pennsylvania, Inc.
The Committee reserves the right to change the composition of the peer group, as well as the method of evaluating the Corporation’s earnings performance as compared to the peer group, based on mergers or acquisitions involving members of the peer group, changes in size of the Corporation or members of the peer group, or other factors deemed appropriate by the Committee.
5.	Terms of Forfeiture. If a Recipient’s employment with the Corporation, or a subsidiary, ceases for any reason prior to the lapse of the restrictions, conditions or terms applicable to his or her Restricted Stock, all of the Recipient’s Restricted Stock still subject to unexpired restrictions, conditions or terms shall be forfeited absolutely by the Recipient to the Corporation without payment or delivery of any consideration or other thing of value by the Corporation or its affiliates, and thereupon and thereafter neither the Recipient nor his or her heirs, personal or legal representatives, successors, assigns, beneficiaries, or any claimants under the Recipient’s Last Will or laws of descent and distribution, shall have any rights or claims to or interests in the forfeited Restricted Stock or any certificates representing shares thereof, or claims against the Corporation or its affiliates with respect thereto. Except in the case of disability, employment ceases with the Corporation, or its Subsidiary, on the day the Recipient’s employment is terminated with or without cause, or on their date of death. In the event of disability, the Recipient’s employment is considered terminated on the date for which the Recipient receives the final payment of the Corporation’s, or Subsidiary’s, short-term disability.

6.	Non-Transferability of Restricted Stock. The Restricted Stock and this Restricted Stock Agreement shall not be transferable.

7.	Change in Control. If any of the change in control events described in Section 11 of the Plan occur, all shares of Restricted Stock shall fully vest and all restrictions on the shares of Restricted Stock shall lapse as follows: In the case of an event specified in clause (a) of the second sentence of the third paragraph of Section 11, the lapse of all restrictions on the shares of Restricted Stock shall occur immediately prior to the consummation of the described transaction and, in the case of an event specified in clause (b) or (c) of said sentence, the full vesting and lapse of restrictions shall occur upon occurrence of the described event.

8.	Notices. Any notice required or permitted under this Restricted Stock Agreement shall be deemed given when delivered personally, or when deposited in a United States Post Office, postage prepaid, addressed, as appropriate, to the Recipient either at his or her address herein above set forth or such other address as he or she may designate in writing to the Corporation.

9.	Failure to Enforce Not a Waiver. The failure of the Corporation to enforce at any time any provision of this Restricted Stock Agreement shall in no way be construed to be a waiver of such provision or of any other provision hereof.

10.	Governing Law. This Restricted Stock Agreement shall be governed by and construed according to the laws of the State of Pennsylvania.

11.	Incorporation of Plan. The Plan is hereby incorporated by reference and made a part hereof, and the Restricted Stock and this Restricted Stock Agreement are subject to all terms and conditions of the Plan.

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12.	Amendments. This Option Agreement may be amended or modified at any time by an instrument in writing signed by the parties hereto, provided that no such amendment or modification shall be made which would cause the Restricted Stock to fail to continue to qualify as “incentive restricted stock.”
     IN WITNESS WHEREOF, the parties have executed this Option Agreement on the day and year first above written.

By

Craig G. Litchfield, Chairman, President & CEO

The undersigned hereby accepts and agrees to all the terms and provisions of the foregoing Restricted Stock Agreement and to all the terms and provisions of the Citizens & Northern Corporation 1995 Stock Incentive Plan herein incorporated by reference.

Recipient -

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